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                                                                   Exhibit 10.56

                                                                  Execution Copy


                                 Term Sheet For
                       Universal/Harvey Restated Agreement

Universal Studios, Inc. and The Harvey Entertainment Company, hereby agree to the terms set forth in this Term Sheet as follows:

Currently Proposed
Videos Universal passes on the proposed videos, allowing Harvey to proceed with any third party, subject to the preclusion period and other relevant provisions below.

Remaining Rights

         FNFR FNFR and FN rights for all Characters (other than Casper Characters as set forth below) and all Products (other than new filmed or television entertainment Products featuring a Casper Character or having a Casper Character's name in the title) will terminate immediately, except to the extent provided below. In addition, Universal agrees not to assert any rights against Harvey that Universal may have under the Universal/Paramount Pictures Agreement so as to limit Harvey's rights with respect to any Characters other than Casper.

                                FNFR rights to direct-to-videos featuring a Casper Character or having a Casper Character's name in the title will also terminate immediately, but Universal will retain until December 7, 2000 one FNFR right for the first feature length post-theatrical sequel Casper direct-to-video. In return, if the Casper theatrical sequel were released in the summer of 1999 or 2000, Harvey agrees not to make any proposal that would require the exercise of the post-theatrical FNFR right until January of the calendar year (i.e., January 1999 or January 2000, as applicable) during which such theatrical sequel is scheduled to be released, and such proposal will not be bundled with other Harvey Products. It is understood that Universal's FNFR right to the first post-theatrical video will apply to any proposal made prior to December 7, 2000 even if such proposal relates to such a video that is (because of the timing of the theatrical sequel) to be released after December 7, 2000. It is also understood that if the parties come to agreement on such video pursuant to Universal's FNFR rights, and such video is released in a timely manner in accordance with such agreement, then Harvey will not permit the initial release of a direct-to-video that includes a Casper Character

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                                during the period from 6 months before to 9
                                months after the initial release of such Universal direct to video except for direct-to-videos of less than 35 minutes in length.

                                All other rights with respect to filmed
                                entertainment Products featuring a Casper
                                Character or having a Casper Character's name in the title will remain as provided under existing agreements (including without limitation Universal's exclusive right to make Casper Pictures, as originally defined under the Distribution Agreement), including, without limitation, the expiry dates set forth therein with respect to the FNFR and FN rights set forth therein except as provided in the next sentence. In regards to such expiry dates, the parties acknowledge that (i) the FN rights in respect of Pictures set forth in Section II.5(e) of the Distribution Agreement will expire on December 7, 2000, or sooner if Universal owns less than 5% of Harvey; (ii) Universal's FNFR rights with respect to the direct-to-video set forth in the preceding paragraph will expire on December 7, 2000; and (iii) for purposes of the term set forth in Section III of the Distribution Agreement, Universal's FNFR and holdback rights under Section III will expire on December 7, 2000, except as follows:

                                     (A) On December 7, 2003, with respect to
                                     FNFR for both live action and animated
                                     television programs, in which the Character
                                     Casper is the principal Character or in the title for which Casper's name appears as a reference to such Character;

                                     (B) On June 30, 2001 with respect to FNFR rights for both live action or animated television programs in which another Casper Character is the principal Character or in the title of which Casper's name does not appear but another Casper Character's name does as a reference to such other Casper Character;

                                     (C) On December 7, 2003 with respect to
                                     FNFR rights for domestic distribution of Harvey TV Library Products; and

                                     (D) On the date hereof with respect to FNFR rights for foreign distribution of Harvey TV Library Products;

                                Provided that the expiry dates for the FNFR rights referred to in clauses (A), (B) and (C) above will be December 7, 2000 unless (x)



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                                on or before June 15, 2000, Universal has
                                provided Harvey with a Final Notice (as defined under "Theatrical Preclusion Period" below) of an anticipated release of the First Sequel (as defined under "Theatrical Preclusion Period" below) on or prior to Labor Day 2001, (y) such First Sequel is, in fact, initially released in at least 800 theatres in the domestic market prior to Labor Day 2001, and (z) with respect to clause (C) only, the projected domestic box office for the First Sequel exceeds $100 million.

                                With respect to Universal's remaining FNFR rights, the existing FNFR language will be modified to provide that (i) the procedure shall require Harvey, instead of Universal, to provide its Bottom Line Terms to Universal for a proposed "Transfer" and to provide Universal with the matching right now set forth if Harvey thereafter proposes to enter into an agreement with a third party in which any financial or other material term (including fixed compensation/license fee) is not as beneficial to Harvey as the Bottom Line Terms it proposed to Universal (i.e., the "Conclusively More Favorable" standard will no longer apply in light of the change in procedure); and (ii) a proposal will be deemed to qualify as a "Product" if it includes at least a 1 page story idea, a description of proposed principal Characters, a proposed budget range, and a proposed process for deciding other principal elements, and Universal will have changed or added elements protection up and to the deal being made with the third party.

                                For purposes of this Term Sheet and the restated agreement, the term "Casper Character" means the fanciful characters Casper, each and all of the Ghostly Trio, Kat Harvey, Dr. Harvey, Spooky, Poil, Nightmare and all New MCA Elements, it being understood, however, that neither this Term Sheet nor the restated agreement will limit Universal's and Harvey's existing rights with respect to New MCA Elements except to the extent, if any, set forth in the merchandising amendment referred to below. It is understood that Universal's exclusive rights to do Casper Pictures under the Distribution Agreement, without fees other than the Rights Fee (including merchandising participation) called for hereby, are limited to the use of Casper and other Characters included in the original Casper Feature as well as New MCA Elements and that, except as so limited, the Rights Fee and merchandising participation is an "all-in fee" for the pertinent rights, including the soundtrack. Subject to the further provisions hereof, Harvey retains non-exclusive theatrical movie rights to the Ghostly Trio, but will not



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                                permit the release (except by Universal) of any
                                theatrical film that includes the Ghostly Trio or any of them prior to December 31, 2002.

                                The rights and obligations of the parties set forth in the August 1, 1996 Baby Huey agreement, the rights and obligations of the parties in respect of animated television programs featuring a Casper Character set forth in the September 22, 1994 Universal/Harvey animation studio agreement (the "PSO Agreement"), and the rights and obligations of the parties set forth in the March 26, 1996 television Distribution Agreement will be unaffected by this Term Sheet or the restated agreement, except to the extent expressly modified herein or by the merchandising amendment referred to below, and except that (i) the 2-year holdback set forth in paragraph 6 of the PSO Agreement is increased to 3 years and is agreed to include only animated television shows; and (ii) the separate PSO entity will be eliminated from the PSO Agreement without a material alteration of the parties' underlying substantive rights.

         Theme Parks            Universal releases its theme park rights to all
                                Characters other than Casper Characters, subject only to the rights that are granted under a "Stroller Agreement" currently being negotiated.
                                Universal and Harvey will negotiate in good faith definitions of the term "theme park" for purposes of the Distribution Agreement, but if no agreement can be reached after such good faith negotiation the Distribution Agreement will remain unmodified in this respect. In light of the reduction in Characters committed to Universal there will also be an equitable reduction in the shelf space committed in the Distribution Agreement to merchandising of
                                Harvey Characters and Products. Such equitable reduction will be based on actual historical usage, but shelf space committed will be no less than 100 square feet. Except as set forth above, Universal's theme park rights to the Casper
                                Characters will remain as set forth in the Distribution Agreement.

         Library As of January 25, 1997, Universal's unrecouped costs with respect to the Harvey Classic Video Library, including the cost of inventory on hand and the $200,000 advance previously made to Harvey, appear to be approximately the amount set forth in that separate letter between the parties of even date with this Term Sheet (the "Pricing Letter"). Harvey will (a) make Universal whole with regard to such amount (as it exists as of the closing specified below) by way of the payment specified below, and (b) assume Universal's



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                                legal obligations for future returns of product
                                then existing in the field (it being understood that Harvey will not assume any other obligations of Universal with respect to such Video Library). In return, Universal will assign to Harvey all of its rights in and to the Harvey Classic Video Library and any related inventory and artwork, including, without limitation, assigning to Harvey all of Universal's third party license agreements for the Video Library and will indemnify Harvey against any breach of such third party license agreements by Universal. Harvey will pay 100% of such unrecouped costs to Universal at the closing. Other than as set forth in this paragraph, Harvey shall have no further obligations to Universal for revenue participation in connection with the exploitation of the Video Library. Closing of the above transaction will occur upon the 90th day following execution of this Term Sheet unless otherwise mutually agreed by the parties. Universal will act expeditiously after the execution of this term sheet to notify relevant accounts and following such notification may fulfill existing orders but will not accept new orders (unless Harvey approves).

         Theatrical
         Preclusion
         Period Universal would be entitled to one Theatrical Preclusion Period ("TPP") for each Casper Picture (as originally defined in the Distribution Agreement) theatrical sequel released in at least 800 theatres in the U.S. and Canada in the future, provided that Universal will not be entitled to more than one TPP if the first Casper theatrical sequel ("First Sequel") is not generally released (i.e., in at least 800 theatres) in the U.S. and Canada during the summer of either 1999 or 2000. Each TPP would run for the period set forth in the Pricing Schedule. In order for Universal's TPP to be effective it must give written notice (an "Initial Notice") by February 15 of the year preceding the year a Casper theatrical sequel is to be released either of (i) initial approval of a screenplay (subject to changes), or (ii) the commencement in good faith of pre- production activity. Such Initial Notice shall be accompanied by payment of $500,000 of the Rights Fee in order to be effective. In addition, for the TPP to be effective, Universal must give a further written notice (a "Final Notice) by June 15 of the year preceding actual theatrical release that the TPP will actually occur (which Final Notice will be accompanied by 50% of the balance of the Rights Fee as set forth below). After the First Sequel and/or first TPP, no subsequent TPP will commence earlier than the third



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                                anniversary of the beginning of the preceding
                                TPP or later than the sixth anniversary of the beginning of the preceding TPP and then only if there were an actual release during such preceding TPP. If Universal does not give Final Notice (as described in this paragraph above) by June 15, 1999 of its intention to enter into production of a sequel or fails to release the sequel after giving such notice, then it will lose any right to more than one TPP.

                                It is understood that, in order to be effective, a Final Notice must specifically state in good faith that the sequel will be produced with the intention of initial theatrical release in the Summer (by August 31) of the applicable year. Late release of a sequel will be subject to additional Rights Fees as described below, except to the extent such late release is the result of a force majeure event, but in no event will late release extend the TPP.

         Restrictions During
         Preclusion Period      Except as set forth below, during a TPP, there
                                will be no direct or indirect initial
                                exploitation or re-release (not including re-runs of television shows) of any Precluded
                                Film Product (as defined below) in its initial medium of exploitation, or any promotion, marketing, solicitation of orders, manufacture, shipping or fulfillment of orders, advertising, etc. relating to any such Precluded Film
                                Product, by Harvey (or by any of its licensees
                                (other than Universal) or any distributor or subdistributor of a licensee (other than Universal)). A "Precluded Film Product" shall mean any filmed entertainment Product first released, broadcast or exhibited after January
                                1, 1998 that features a Casper Character.
                                Notwithstanding the foregoing, the restrictions set forth in this paragraph will not apply to the following:

                                o Harvey's Casper direct-to-video scheduled for release in 1997.

                                o Episodes of a television series ordered by a network (as defined in the Distribution Agreement) and accepted by Harvey, prior to the last date on which a Final Notice respecting such TPP would be permissible, for broadcast during the TPP, provided that (1) the order that is accepted includes at least 6 episodes of a series, (2) Harvey gives Universal prompt written notice of any such acceptance of an order for a television series and the proposed period of broadcast,
                                   (3) such acceptance is with respect to a series the



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                                   pilot script for which was ordered prior to
                                   the last date on which an Initial Notice respecting such TPP would be permissible, and
                                   (4) any portion of the Rights Fee paid prior to acceptance of the order by Harvey shall be subject to prompt refund if Universal gives notice of cancellation of the TPP within 5 business days of its receiving notice of such acceptance by Harvey.

                                o After 6 months have expired from the initial street release date in a relevant market of the home video containing the theatrical motion picture the release of which gave rise to the TPP (but no later than expiration of the TPP), Harvey (or such licensee, distributor, etc.) may, with respect to direct- to-video Products initially released prior to the TPP, solicit (but not advertise, promote, market, etc.) and ship orders in such relevant market and manufacture home video devices for such purpose, in all cases generally consistent with the prior practice of Harvey or such licensee or distributor or consistent with industry practices generally followed for direct-to-video products where there is no competitive prequel, sequel or related video in the marketplace (including a video of a related theatrical film).

                                o  With respect to any filmed entertainment
                                   Product released prior to the TPP, Harvey (or its licensees, distributors, etc.) may release such Product in a secondary medium (which includes re-runs of television shows), other than theatrical release, and advertise, market and promote such Product in such secondary medium, in a manner generally consistent with industry practice absent the release of a related theatrical film (e.g., a fourth quarter 1998 Casper video could be broadcast on TV during a subsequent TPP).

                                o Commencing the second May 1st of a TPP with respect to any direct-to-video Product scheduled to be initially released after the conclusion of such TPP, and commencing the second July 1st of a TPP with respect to any television Product scheduled to be initially released after the conclusion of such TPP, Harvey may commence trade advertising and engage in general paid advertising for any such post-TPP Product, and may engage in manufacturing and solicitation of orders for such post-TPP direct-to-video Product to be fulfilled after the TPP, provided that such




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                                   activities are consistent with Harvey's prior
                                   practices or customary industry practices and are not designed to take advantage of the marketing of the theatrical film or video containing the same that were released during the TPP.

                                o The appearance or featuring of Spooky, Poil, Nightmare and/or any or all of the Ghostly Trio in any filmed entertainment Product, in each case after December 31, 2002, and the "guest appearance" of Nightmare in one direct-to-video in which Wendy the Good Little Witch is featured as the primary Character and which is released prior to such date.

                                o  Press announcements and public filings
                                   required to be made by Harvey to comply with law, stock exchange or NASDAQ rule.

                                Harvey will not exercise the rights it retains during the TPP in a manner to intentionally frustrate Universal's rights. It is understood that, subject to the rights granted Universal, there will be no restrictions on Harvey's right to develop, finance and produce Casper Character filmed entertainment Products during a TPP (other than Casper Pictures) or merely to enter into contracts to be performed outside a TPP, it being acknowledged that the existence of the TPP shall not prevent Harvey from entering into promotional or commercial tie-in agreements or into contractual arrangements for advertising so long as the performance of any such agreement or arrangement shall not occur during the TPP. It is understood, however, that additional merchandising restrictions may apply as described below.

                                It is further understood that there will be no restrictions on Universal's products, provided that (i) during the fourth quarter of calendar 1997 and the fourth quarter of calendar 1998, and (ii) during the first quarter following Harvey's initial street release of the first Casper direct-to-video initially released after each TPP, Universal will agree to market, advertise, promote, sell and otherwise distribute its Casper video products (including videos of its animated television show) in a manner generally consistent with its or the video industry's historical practices respecting sales of such products without regard to the concurrent release of a Harvey direct-to-video Product during such quarter.



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         Rights Fee             For the First Sequel, the fixed dollar amount
                                set forth in the Pricing Letter against the percentages of gross proceeds set forth in the Pricing Letter. Home video receipts will be included in gross proceeds on the royalty bases set forth in the Pricing Letter. The first payment for the First Sequel would be the non-refundable amount set forth in the Pricing Letter and will be due immediately upon executing this Term Sheet. The balance of the fixed Rights Fee for the First Sequel, and the fixed Rights Fee for any subsequent sequel, would be paid as follows: $500,000 upon giving of the Initial Notice for the TPP (it being understood that such amount would be applied against a later TPP if a Final Notice is not given, except and to the extent set forth below in the event a Final Notice is not given because of an arbitration result that is not acceptable to Universal); 50% of the balance upon giving the Final Notice for the TPP; and the balance upon commencement of principal photography but no later than 12 months after the Final Notice.

                                The Rights Fees for theatrical sequels after the First Sequel would be negotiated in good faith by the parties, provided that if the sequel in question is the subject of a TPP, then the Rights Fee (both fixed and contingent) and merchandising participation for such sequel shall be no lower than the immediately preceding sequel to which a TPP applied. Such good faith negotiations concerning a subsequent sequel shall be initiated by Universal's giving written notice to Harvey that it desires to set such Rights Fee, provided that such written notice may be given only after the expiration of 90 days from the initial domestic theatrical release of all sequels for which the Rights Fee has previously been determined (including the First Sequel), whether by agreement or arbitration.

                                If after the giving of such notice, the parties are unable to agree upon the pertinent Rights Fee within thirty (30) days, then the Rights Fee shall be determined by baseball arbitration, which may be initiated by either party, and in which the arbitrator(s) shall be instructed to render a decision within 60 days following commencement of the arbitration and to choose between the last written offer made by Universal and the last written offer made by Harvey during the negotiations. With respect to any disagreement between the parties in respect of the Rights Fee, it is understood that: (i) Universal may proceed to production pending agreement or arbitration of the Fee, (ii) the standard to be used by the arbitrator(s) will be the market value of comparable rights taking into account



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                                the performance of the immediately preceding
                                theatrical sequel and whether the sequel in question will be the subject of a TPP, (iii) no payment, other than the amount due upon the giving of the Initial Notice, will be due for a subsequent sequel until the entire Fee is resolved either by negotiation or by arbitration, (iv) if the parties do not agree by the time of the Initial Notice, then the arbitration shall be commenced within 30 days, with instructions to the arbitrator(s) to render a decision no later than the following May 20,
                                (v) nothing will obligate Universal to pay any arbitrated fee if it does not proceed to production, or otherwise obligate Universal to proceed to production, subject to Universal's obligation to pay the pertinent portion of the fixed fee if it has given an Initial Notice or Final Notice of a TPP to which such fee relates, and (vi) in the event Universal does not proceed, then up to $250,000 of the amounts paid at the time of the Initial Notice may be applied by Universal as an advance against film payments to Harvey for prior Features and the balance shall be treated as an advance against a Rights Fee for a future sequel.

                                Except to the extent caused by force majeure events, in the event that for any reason after Universal provides Harvey with a Final Notice, the initial U.S. street release date of the home video containing the Casper Picture to which such notice relates does not occur by the second April 15 of the TPP, then Universal will pay to Harvey the delay amounts set forth in the Pricing Letter. Such amount shall be in addition to the Rights Fee if the initial U.S. street release date of such home video occurs more than 120 days after the date of general U.S. theatrical release of the Casper Picture, but shall be treated only as an increase in the fixed portion of the Rights Fee if such release date of the home video occurs within such 120-day period.

                                It is further understood that in addition to the foregoing, Universal will pay Harvey (x) upon the closing of the assignment of the Classic Video Library, the nonrefundable $250,000 called for by the merchandising amendment, and (y) upon execution of this Term Sheet, the amount set forth in the Pricing Letter as a nonrefundable advance against future film payments that may become due from Universal to Harvey as part of the Rights Fee (other than merchandising participation) from the First Casper Feature.

         Merchandising          As part of the restated agreement, the parties
                                would execute the merchandising amendment substantially in the form of the October



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                                29, 1996 draft previously negotiated (including
                                the proposed side letter regarding foreign licensing agents and other matters), with the following substantive changes respecting merchandising of Products related to Casper Characters. Harvey would be paid its minimum advance for the first 12 months of the TPP upon the commencement of the TPP, and its advance for the remainder of the TPP after the first 12 months (pro-rated for a partial period) will be paid upon the conclusion of the first 12 months of such TPP. The substantive changes are:

                                o The Harvey Preclusion Period will mirror the TPP when there is a TPP and will otherwise be as set forth in the amendment.

                                o  During the Preclusion Period:

                                   -  Harvey and its film and television
                                      producer/distributor licensees will not be permitted to engage in promotional tie-ins (except with respect to the 1997 Casper direct-to-video), including fast food promotions, or other merchandising activities, other than Harvey Family Entertainment Centers and Harvey Retail Stores, provided Universal shall be given prompt notice of any such permitted promotional tie-ins. The merchandising amendment will retain provisions permitting Harvey's Existing Licensees (merchandising) to sell merchandise during the Preclusion Period and the provisions restricting Harvey's New Licensees (merchandising) from selling merchandise during the Preclusion Period.

                                      "Harvey Retail Stores" shall be (i)
                                      free-standing stores that have either the Casper or Harvey name in the name of the store and that carry merchandise that is primarily based on Harvey Characters, and
                                      (ii) clearly distinguishable
                                      stores-within-stores meeting the following criteria:

                                      +  The store-within-a-store must be
                                         comprised of at least 1,000 contiguous
                                         square feet of space that is a
                                         permanent installation (i.e., not
                                         transitory or tied to any event or
                                         season);



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                                      +  The store-within-a-store must be in
                                         place prior to the giving of the First
                                         Notice with respect to the TPP in
                                         question (or notice with respect to a
                                         non-TPP Preclusion Period);

                                      +  The stores-within-stores may not be
                                         installed within the stores of more
                                         than one major retailer per region (in
                                         addition to a national retailer in the
                                         U.S.);

                                      +  Each store-within-a-store must carry
                                         merchandise exclusively (except for de
                                         minimis items) based on Harvey
                                         Characters and must have either the
                                         Casper or Harvey name in the title of
                                         the distinguishable store-
                                         within-a-store area; and

                                      +  Harvey will not sell from any such
                                         store- within-a-store any Casper
                                         related merchandise that has not been
                                         purchased at arm's length from a third
                                         party licensee, and if Universal does
                                         not, under the merchandising amendment,
                                         financially participate in Harvey's
                                         arm's length purchase from a licensee
                                         with respect to any such merchandise,
                                         then Harvey will pay Universal a
                                         royalty upon the sale of such
                                         merchandise (to be set forth in the
                                         definitive merchandising amendment)
                                         designed to place Universal and Harvey
                                         in roughly the same position as the
                                         parties believe they would have been in
                                         had such article of merchandise been
                                         acquired by Harvey during the
                                         Preclusion Period from a Universal
                                         licensee.

                                      It is understood that Harvey will not be prohibited from purchasing merchandise for its Family Entertainment Centers or Harvey Retail Stores from merchandising licensees.

                                   -  The parties will not be required to
                                      coordinate competing promotional
                                      activities (because of the limitation upon Harvey's activities during the




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                                                                  Execution Copy


                                      Preclusion Period). However, in
                                      negotiating the terms of the definitive
                                      merchandising amendment, the parties will consider articulating therein cooperative strategies intended to address the need to coordinate during a Preclusion Period the activities of Harvey's then existing merchandising licensees, Harvey's enrollment of new licensees, Universal's enrollment of feature-related merchandising licensees, and the activities of such feature-related merchandising licensees, in ways that are mutually beneficial to Harvey and Universal. If the parties cannot agree upon such strategies, such strategies will not be included in the amendment.

                                   -  Harvey's approval rights will remain
                                      intact, except with respect to promotional tie-ins related to the initial theatrical and home video release of the First Sequel (which will not require Harvey's approval except for Character integrity as described in Section 5(a)(C) of the Distribution Agreement).

                                   -  Universal will not be precluded from
                                      conducting fall promotions, subject to
                                      Harvey's approval rights, to the extent
                                      applicable.

                                o Universal's approval rights for merchandising licenses covering New MCA Elements as defined in the Distribution Agreement (e.g., Kat, Whipstaff Manor) will continue in perpetuity, whether or not for media produced, released or distributed by Universal, such approval not to be unreasonably withheld.

                                o Universal's merchandising participation for New MCA Elements only and other rights for New MCA Elements only (as defined in the original Distribution Agreement) will survive the Agreement's termination. All other Universal participation in merchandising will terminate on the expiration of the merchandising amendment, subject to the PSO Agreement and the Baby Huey Agreement, subject to Casper television merchandising set forth below, and subject to Universal's Casper Feature merchandising rights.




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                                                                  Execution Copy


                                o  During Universal's merchandising
                                   distribution, Universal and Harvey's
                                   participations will be as set forth in the Pricing Letter. Once the merchandising restrictions are in effect during a TPP, Harvey will be guaranteed the merchandising advance.

                                o  Subject to the restrictions during a
                                   Preclusion Period, Universal will not have approval rights over promotional tie- ins for direct-to-videos produced by Harvey or its licensees. Harvey will not have approval rights over promotional tie- ins for the initial theatrical and home video release of the First Sequel (except for Character integrity as described in Section 5(a)(C) of the Distribution Agreement).

                                o Universal's participation in Casper animated television merchandising revenues derived from Universal's animated television series will expire on the later of December 7, 2000 or 2-1/2 years after completion of production of the last television series episode produced under the PSO Agreement (it being understood that Universal's financial participation in Classic Casper Character Merchandising not derived from the animated series will expire December 7, 2000, subject to Universal's Casper Feature Picture rights).

                                o Promotional tie-in arrangements entered into by either Harvey or Universal or their respective licensees with third parties will be entered into on an arm's length basis, and Harvey or Universal, as the case may be, will provide the other party hereto with copies of all such agreements promptly after they are executed. Each of the parties will participate in revenues from such promotional tie-ups in accordance with the terms of the merchandising amendment.

         Releases Harvey and Universal mutually release each other and their respective affiliates, officers, employees, etc. from claims arising from or related to the Distribution Agreement and the agreements related thereto (including the agreements referred to in the last paragraph under "FNFR" above), other than with respect to rights to payment and audit, including without limitation claims relating to merchandising, television, Harvey's 1997 Casper direct-to-video and other filmed Products.




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                                                                  Execution Copy


         Consultation on
         Casper Filmed
         Products and
         Merchandising          In addition to the approval rights under the
                                merchandising amendment, Universal will have the right to be apprised of creative and business matters and to consult with respect to Harvey's
                                Casper Character Products and Exploitation, including Casper Character merchandising. Harvey will have this same consultation right with respect to exploitation of the rights granted to Universal by Harvey as well as the approval rights previously granted in the Distribution
                                Agreement. Such consultation rights will, subject to legal restrictions and requirements, include the right of each party to be reasonably informed of anticipated video release dates.

         Make-up If a Final Notice for a TPP right is exercised and a sequel movie is not "released" (on 800 or more screens) at all for other than force majeure reasons, Harvey will be entitled to receive the maximum fixed fee to which it would have been entitled had the cancelled sequel been released and the release of the video containing it been delayed past the second July 15 of the TPP in question -- i.e., Harvey's fixed fee will increase by the maximum delay amount set forth in the Pricing Letter. Such amount shall be paid to Harvey no later than the second July 15 of the Preclusion Period. The payments for the Rights Fee or for "delay" shall not be credited against any future payments for sequels or otherwise.

         Credits Jeff Montgomery is to receive the same executive producer credit as provided in the original film, and Harvey will indemnify Universal against claims from third parties for any executive or co-executive producer credit due as a result of grants from Harvey. Harvey will receive a "Harvey Entertainment in association with" credit immediately following the Amblin' credit (or Universal credit, if no Amblin' credit), if the Amblin' credit is above the title credit, and immediately prior to the Amblin' credit if the Amblin' credit is in the end titles. The Harvey Entertainment logo will appear on screen and in advertising to the same extent as provided in Section II.5(b) of the Distribution Agreement and when the Universal or Amblin' logo appear.

         Press Releases, Etc    The specific terms of this Term Sheet, the
                                Pricing Letter, the merchandising amendment and the restated agreement will remain confidential
                                (subject to customary exclusions) and all written or scripted public statements and interviews regarding the same will be



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                                                                  Execution Copy


                                subject to mutual approval, subject to legal requirements, including legally required public reporting obligations of the parties. The parties will reasonably cooperate in seeking confidential treatment in their respective public filings of any financial terms requested by either to be kept confidential, and each of the party's will reasonably cooperate with the other in providing the other with information required for its public filings related to the restated agreement.

         Efficacy THIS TERM SHEET WILL BE BINDING UPON ITS EXECUTION BY THE PARTIES AND SUPERSEDES THE 1997 INTERIM MERCHANDISING LETTERS UNDER WHICH THE PARTIES HAVE BEEN OPERATING. ALL REFERENCES TO WHAT THE RESTATED AGREEMENT OR MERCHANDISING AMENDMENT WILL CONTAIN SHALL BE GIVEN THE SAME EFFECT AS THOUGH THE RESTATED AGREEMENT AND MERCHANDISING AMENDMENT EXISTED AS OF THE DATE HEREOF CONTAINING THE TERMS SET FORTH HEREIN. NOTWITHSTANDING THE FOREGOING, THE PARTIES INTEND TO NEGOTIATE A DEFINITIVE LONG- FORM AGREEMENT OR AGREEMENTS INCORPORATING THE TERMS SET FORTH HEREIN. IF THE PARTIES HAVE FAILED TO AGREE UPON AND EXECUTE SUCH DEFINITIVE AGREEMENT OR AGREEMENTS WITHIN THE TIME PERIOD SET FORTH IN THE PRICING LETTER, THEN EITHER PARTY MAY INITIATE THE PROCEDURE CONTEMPLATED BY SUCH LETTER TO FINALIZE A DEFINITIVE AGREEMENT OR AGREEMENTS.



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                                                                  Execution Copy


IN WITNESS WHEREOF, the parties have executed this Term Sheet (which may be done in counterpart) as of May 15, 1997.



         THE HARVEY ENTERTAINMENT                UNIVERSAL STUDIOS,
         COMPANY                                 INC.


         By:       [SIG]                         By:     [SIG]
               ----------------------                  ----------------------

         Title:   E.V.P.                         Title: Asst. Secretary
               ----------------------                  ----------------------




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